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                                                                      EXHIBIT 99

Kinetic Concepts, Inc.
San Antonio, Texas

Gentlemen:

Re:     Registration Statement Nos. 33-26673, 33-26674

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated April 21, 1995 related to our review of interim financial information.

Pursuant to Rule 436 (c) under the Securities Act of 1933, such report is not considered a part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.


                                        Very truly yours,

                                        KPMG Peat Marwick LLP





San Antonio, Texas
May 12, 1995